Exhibit 10.48

AMENDMENT NO. 3

TO THE

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

2008 RESTRICTED SHARE PLAN FOR NON-EMPLOYEE TRUSTEES

WHEREAS, Pennsylvania Real Estate Investment Trust (“PREIT”) established the Pennsylvania Real Estate Investment Trust Restricted Share Plan for Non-Employee Trustees (the “Plan”) to provide originally for automatic grants to each of its Non-Employee Trustees of 1,000 restricted shares of beneficial interest in PREIT (“Restricted Shares”), commencing January 30, 2009; and

WHEREAS, the Board of Trustees of PREIT (the “Board”), at its May 29, 2008 meeting, authorized the amendment of the Plan to provide that annual awards for each Non-Employee Trustee would be equal in value to $55,000, which amendment is represented by the resolutions adopted on that date; and

WHEREAS, as a result of a decrease in the value of PREIT common shares prior to any award under the Plan as so amended, the Plan was automatically suspended due to an insufficient number of shares subject thereto; and

WHEREAS, the Board, at its May 28, 2009 meeting, rescinded the amendment referred to above and authorized Amendment No. 2 to the Plan to provide for automatic grants to each Non-Employee Trustee of 2,000 Restricted Shares; and

WHEREAS, the Board, at its June 2, 2011 meeting, authorized annual awards of Restricted Shares for each Non-Employee Trustee equal in value to $55,000, which may be sourced from the Plan and from the PREIT’s Amended and Restated 2003 Equity Incentive Plan; and

WHEREAS, there are currently eight Non-Employee Trustees, and there are only 13,000 shares remaining under the Plan, and Section 9(b) of the Plan provides that the Plan shall be suspended automatically if there is not a sufficient number of shares remaining to grant the Restricted Shares as provided under the Plan; and

WHEREAS, pursuant to Section 9(a) of the Plan, the Board of Trustees of PREIT may amend the Plan, subject to certain inapplicable limitations, at any time; and

WHEREAS, the Board, at its December 15, 2011 meeting, authorized and approved the amendment of the Plan so as to enable all 13,000 remaining shares available under the Plan to be awarded and for Section 9(b) to be deleted;

NOW THEREFORE, effective as of December 15, 2011, Section 7(a) and Section 9(b) of the Plan are hereby amended to read in their entirety as follows:

7. Grants

(a)	Automatic Grant of Restricted Shares. As of May 28, 2009 and, thereafter, as of the first business day following the Annual Meeting of Shareholders of the Trust (or, if Shares do not trade on such business day, then as of the first trading day thereafter), 2,000 Restricted Shares shall be issued automatically to each Non-Employee Trustee for no payment, provided that, notwithstanding anything else set forth in this Plan to the contrary, if there is an insufficient number of Restricted Shares remaining available hereunder to enable the issuance of 2,000 Restricted Shares to each Non-Employee Trustee, then the number of remaining Restricted Shares shall be divided ratably among the number of Non-Employee Trustees designated to receive such Restricted Shares, or shall be divided in such manner as shall generally be consistent with the purposes of the Plan, and shall be issued automatically to each such Non-Employee Trustee.

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9. Amendment or Termination of the Plan; Amendment of Restricted Share Agreement

(b)	[Removed and reserved.]

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Except for the amendments hereinabove set forth, the terms of the Plan are reconfirmed. The foregoing amendments are not intended, and shall not be construed, to alter the terms of the Restricted Share grants made under the Plan in 2008, 2009, 2010 or 2011.

IN WITNESS WHEREOF, the Trust has caused these presents to be duly executed as of December 15, 2011.

PENNSYLVANIA REAL ESTATE

INVESTMENT TRUST

By: /s/ Bruce Goldman